Exhibit 10.1
Execution Copy
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of November 10, 2008, is by and between R.H. Donnelley Corporation, a Delaware corporation (the “Company”), and Robert J. Bush (the “Executive”) (hereinafter this “Agreement”).
     WHEREAS, Executive previously served as Senior Vice President, General Counsel and Corporate Secretary of the Company under the terms of an Employment Agreement, dated January 1, 2001, as amended on February 27, 2001 (the “Prior Agreement”); and
     WHEREAS, effective April 16, 2008, Executive ceased serving in his prior position and transitioned to an operational role within the Company and the Company now wishes to appoint Executive as the Interim Controller and Interim Chief Accounting Officer, and Executive wishes to accept such appointment; and
     WHEREAS, both parties wish to continue the employment relationship on the terms and conditions set forth in this Agreement, and to replace the Prior Agreement with this Agreement; and
     WHEREAS, the Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) has authorized the Company’s execution of this Agreement; and
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the validity and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Term of Employment. Executive shall be employed by the Company commencing on the date of this Agreement (the “Commencement Date”) and continuing until the latest date the Company files the 2008 Annual Reports on Form 10-K for each of R.H. Donnelley Corporation, Dex Media, Inc, and Dex Media West LLC with the Securities and Exchange Commission and furnishes/posts the 2008 Condensed Consolidated Financial Statements for each of R. H. Donnelley Inc. and Dex Media East LLC, as required by the respective bank credit agreement, but in any case no later than March 31, 2009, unless otherwise expressly agreed by Executive and the Company (the “Financial Statement Filing Date”), unless the employment relationship is earlier terminated as provided in Section 7 of this Agreement (the “Employment Term”).
     2. Position.
          (a) Effective as of November 21, 2008, Executive shall serve as an executive officer in the position of Interim Controller and Interim Chief Accounting Officer of the Company and, at the Company’s discretion, any of its subsidiaries.
          (b) During the Employment Term, Executive will devote his best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive from serving on business, civic or charitable boards or committees, as long as such activities do not materially interfere with the performance of Executive’s duties hereunder. The Company acknowledges that Executive is in the process of seeking new employment as a general counsel. During the Employment Term, Executive shall not be precluded from (i) continuing any discussions with potential employers that he has been in contact with, or otherwise made aware of, prior to the Commencement Date or (ii) responding to calls or other inquiries that arise during the Employment Term; provided, however, Executive shall not initiate any new search efforts on his own behalf during the Employment Term.
     3. Base Salary. During the Employment Term, the Company shall pay Executive an annualized base salary (“Base Salary”) of $240,000, payable in accordance with the payroll and personnel practices of the Company from time to time.
     4. Employee Benefits. During the Employment Term, Executive shall be eligible for employee benefits (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) substantially comparable to those he enjoys immediately prior to the Commencement Date.
     5. Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies from time to time. Provided that all such reimbursements shall be made by March 15 of the year following the year in which the expenses were incurred.
     6. Additional Compensation.
          (a) Severance and Deferred Compensation Payments. On January 5, 2009, the Company shall pay to Executive in a lump sum an amount equal to the sum of (i) one million twenty-thousand dollars ($1,020,000) plus (ii) the entire balance of Executive’s accounts under the Company’s Deferred Compensation Plan as of December 31, 2008 (the “January 2009 Payment”). The January 5, 2009 Payment, which has been elected in accordance with IRS Notice 2007-86, shall be paid without regard to whether Executive has separated from service with the Company. Payment under clause 6(a)(i) is subject to Executive’s compliance with Section 8 of this Agreement. The parties agree that this Section 6(a) supersedes all prior agreements between the parties with regard to the amount, time and form of payment of any and all cash severance payments and the time and form of payment of any and all deferred compensation benefits (other than benefits, if any, payable under the R.H. Donnelley Pension Benefit Equalization Plan), including the provisions of the Company’s Deferred Compensation Plan and Executive’s deferral elections thereunder and that, except as expressly provided in Sections 7(c) or (d) below (regarding reimbursement of COBRA costs and the costs of obtaining comparable term life insurance coverage for a specified period of time) and except as provided under the R.H. Donnelley Pension Benefit Equalization Plan, the payments called for under this Section 6(a) will satisfy in full any obligations the Company may have to pay severance and deferred compensation benefits to Executive and the Company shall have no such obligations thereafter.
          (b) Pro Rata Bonus. In consideration for his service as Senior Vice President, General Counsel and Corporate Secretary, the Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) shall exercise its discretion, as allowed under Section 4 of Executive’s Award Agreement, dated March 30, 2007, to provide Executive a pro rata bonus (“Pro Rata Bonus”) under the Annual Incentive Plan (“AIP”) equal to the product of (i) $255,000, (ii) the AIP payout factor (expressed as a percentage) approved by the Compensation Committee applicable to all executive officers for the 2008 fiscal year and (iii) 0.50. The Pro Rata Bonus is payable in lump sum when such awards under the AIP are generally distributed to current employees for the 2008 fiscal year, but no later than March 15, 2009; provided, however, that nothing in this Section 6(b) shall prevent the Compensation Committee from exercising its full discretion as described in the 2005 Plan in awarding, reducing, or refraining from awarding an annual bonus to Executive based upon the same factors consistently applied to other currently employed executives at a senior level comparable to Executive’s prior position as General Counsel. The Pro Rata Bonus shall be paid without regard to whether Executive has separated from service with the Company, except that in the event that Executive terminates his employment voluntarily before the end of the Employment Term pursuant to Section 7(b), then Executive agrees that he shall forfeit the Pro Rata Bonus payable under this Section 6(b).
          (c) Bonus for Project ACT. In consideration of his service as Executive Sponsor of Project ACT through October 31, 2008, Executive shall be eligible to receive a special bonus of up to $40,000 payable in lump sum at the conclusion of the Project (but in no event later than March 31, 2009) in the event that the Company realizes the financial and other objectives of Project ACT, as determined in the reasonable discretion of the Chairman and Chief Executive Officer of the Company. In the event that Executive terminates his employment voluntarily before the end of the Employment Term pursuant to Section 7(b), then Executive agrees that he shall forfeit the Project ACT bonus payable under this Section 6(c).
          (d) Additional Bonus. Executive also shall be eligible to receive a special bonus equal to the product of (i) $120,000 and (ii) the AIP payout factor (expressed as a percentage) approved by the Compensation Committee applicable to all executive officers for the 2008 fiscal year (“Additional Bonus”), payable in a lump sum on the later of (i) the date such awards are generally distributed to AIP participants or (ii) ten (10) business days following the Financial Statement Filing Date; provided, however, that in all cases the Additional Bonus will be paid on or before April 15, 2009. In the event that Executive terminates his employment voluntarily before the end of the Employment Term pursuant to Section 7(b), or the Company terminates Executive’s employment for cause under Section 7(a), then Executive agrees that he shall forfeit the Additional Bonus payable under this Section 6(d). Executive will not be eligible to participate in the AIP or any other bonus program for 2009.
     7. Termination of Employment. Executive’s employment shall terminate (“Termination”) hereunder on the Financial Statement Filing Date, unless it is earlier terminated by Executive or the Company in accordance with this Section 7. Following Termination,

Executive’s entitlements hereunder shall be as set forth in this Section 7.
          (a) For Cause by the Company. The Company may terminate Executive’s employment for Cause immediately upon written notice to Executive. In such event, Executive shall be entitled to receive his Base Salary through the date of Termination. Executive shall not be entitled to any further compensation or severance payments, except for those payments and benefits set forth in Sections 6(a), (b) and (c) and Section 7(d) of this Agreement, to which he will remain entitled. All other benefits due Executive following the Termination shall be determined in accordance with the plans, policies and practices of the Company. “Cause” shall mean (i) Executive’s willful and continued failure substantially to perform the duties of his position (other than as a result of total or partial incapacity due to physical or mental illness), (ii) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its affiliates, or (iii) the Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business which materially impairs the value of Executive’s services to the Company or any of its subsidiaries. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.
          (b) Termination for Other than Cause or by Resignation. Either the Executive or the Company may terminate the employment of Executive hereunder at any time for any reason upon written notice to the other party provided thirty (30) days in advance of the anticipated date of Termination. Upon such notice, Executive shall be entitled to receive his Base Salary through the date of Termination, plus payments and benefits in accordance with Sections 6(a), (b) and (c) and 7(d) of this Agreement. Executive shall not be entitled to any further compensation or severance payments. All other benefits due Executive following Executive’s termination of employment shall be determined in accordance with the plans, policies and practices of the Company.
          (c) Death or Disability. Executive’s employment hereunder shall terminate upon his death and may be terminated by the Company upon his Disability during the Employment Term. Upon termination of Executive’s employment hereunder upon Executive’s Disability or death, Executive or his estate (as the case may be) shall be entitled to receive Base Salary through the date of Termination, plus payments made in accordance with Sections 6(a), (b) and (c). In addition, if Executive’s employment is terminated as a result of a Disability, and subject to Executive’s compliance with Section 8 of this Agreement, Executive shall be entitled to be reimbursed for the additional costs to Executive, including any additional tax costs associated with such reimbursements, of continuing group health and dental benefits under COBRA at a level equivalent to those benefits in which he participated prior to the Termination Date for a period of twenty nine (29) months from the Termination Date (“COBRA Benefit Continuation Period”). Following the end of the 29-month COBRA Benefit Continuation Period, and continuing until Executive reaches the age of 65 or is no longer subject to a Disability, whichever date is earlier, Executive shall also be entitled to be reimbursed for the additional reasonable costs of obtaining equivalent health and dental insurance coverage, including any additional tax costs associated with such reimbursements, through an insurance policy or policies he purchases on his own. Executive shall bear full responsibility for applying for COBRA coverage and for obtaining coverage under any other insurance policy subject to reimbursement under this Section 7(c), and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health or dental insurance coverage. Reimbursements under this Section 7(c) shall be made on a monthly basis, but no later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment in lieu of reimbursements for the actual costs of premiums for health or dental coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. The term Disability as used in this Section 7(c) shall be defined in accordance with permanent disability under Internal Revenue Code § 409A(a)(2)(c).
          (d) Benefits. Following the date of Termination, except in the case of Executive’s death or Disability, and subject to Executive’s compliance with Section 8 of this Agreement, Executive shall be entitled to:
               (i) reimbursement for the actual costs incurred by Executive, including any additional tax costs associated with such reimbursements, of continued coverage under the Company’s group health, medical and dental benefit plans under COBRA at the same level as Executive participated as of the Effective Date of this Agreement, for a period of 18 months. Executive shall bear full responsibility for applying for COBRA coverage and for obtaining coverage under any other insurance policy subject to reimbursement under this Section 7(d)(i), and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health or dental insurance coverage. Reimbursements under this Section 7(d)(i) shall be made on a monthly basis, but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for health or dental coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. Benefits under this Section 7(d)(i) shall terminate if Executive becomes employed during the eighteen (18) month period following the Date of Termination and eligible for coverage under another group health and dental plan. Executive shall provide the Company with notice of such employment within thirty (30) days of commencement; and
               (ii) reimbursement for the actual costs incurred by Executive, including any additional tax costs associated with such reimbursements, in obtaining term life insurance coverage equivalent in coverage to that elected by Executive as of the Effective Date of this Agreement, following the date of Termination and continuing until the last day of the eighteenth month or, if sooner, until comparable life insurance coverage is available to Executive in connection with subsequent employment or self-employment. Executive shall bear full responsibility for applying for life insurance coverage subject to reimbursement under this Section 7(d)(ii), and nothing herein shall constitute a guarantee of eligibility for life insurance coverage. Reimbursements under this Section 7(d)(ii) shall be made on a monthly basis, but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for term life insurance coverage hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year. Executive shall provide the Company with notice of any subsequent employment or self-employment under which life insurance coverage becomes available within thirty (30) days of commencement such employment.
     8. Release of Claims. Any provision of this Agreement to the contrary notwithstanding, Executive shall be obligated to execute and not revoke within the time periods described a valid general release of claims (“General Release”) from time-to-time in favor of the Company in connection with certain payments made or benefits provided under Section 6(a)(i) and Sections 7(c) and (d) of this Agreement, as a condition to receiving such payments and benefits under this Agreement. Executive’s General Release shall be in the form used generally by the Company at the time the release is to be used, substantially in the form attached as Exhibit A. The Company has provided Executive with the final General Release provided for in this Agreement in connection with the payment due under Section 6(a)(i) (the “Section 6(a) General Release”) and Executive shall return an executed Section 6(a) General Release on or before December 29, 2008, but not before December 14, 2008. The Company will provide Executive with a final General Release applicable to the benefits to be provided under Sections 7(c) or (d), as applicable, (the “Section 7 General Release”) on or before the date of Termination. The Section 7 General Release shall be executed and returned by Executive to the Company within thirty (30) days following receipt, but not before the date of Termination. No General Release from Executive shall be deemed to be effective until the 7-day revocation period has expired. In addition, the Company shall execute a release of claims against Executive upon providing benefits under Sections 7(c) or (d), as applicable.
     9. Indemnification. The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Commencement Date, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. Executive’s rights under this Section 9 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.
     10. Non-Competition.
          (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Employment Term and for a period of one year after the date of Termination thereof:
               (i) Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any location in which the Company or any of its affiliates conducted any such competing line of business; and
               (ii) Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited from engaging in by clause (i) above; and
               (iii) Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by this Section, or to terminate his or her employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months; and
               (iv) Executive will not directly or indirectly solicit clients, subscribers or suppliers of the Company or telephone companies for which the Company serves as sales agent or induce any such person to terminate its relationships with the Company.
          (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     11. Confidentiality; Nondisparagement.
          (a) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, employees, organizational structure or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
          (b) Executive will not at any time (whether during or after his employment with the Company) knowingly make any statement, written or oral, or take any other action relating to the Company or its officers or directors that would disparage or otherwise harm the Company, its business or its reputation or those of any of its officers and directors.
     12. Material Inducement; Specific Performance. Executive acknowledges and agrees that the covenants entered into by Executive in Section 10 and 11 are essential elements of the parties’ agreement as expressed herein, are a material inducement for the Company to enter into this Agreement and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     13. Litigation Support. Executive agrees that he will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section.
     14. Legal Fees. The Company will pay or reimburse Executive, as incurred, all legal fees and costs incurred by Executive in enforcing his rights under the Agreement, if Executive’s position substantially prevails.
     15. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
          (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supercedes any and all prior and/or contemporaneous agreements, either oral or written, including without limitation the Prior Agreement, other than the agreements evidencing any grants of stock options, stock appreciation rights and other equity-based awards, between the parties thereto, with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and in the incentive compensation and other employee benefit plans and arrangements of the Company referenced herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive except as set forth in Section 17(h); provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.
          (f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such employment, if obtained, or compensation or benefits payable in connection therewith, shall reduce any amounts or benefits to which Executive is entitled hereunder except as provided for in Section 7(d).
          (g) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the employment of Executive by the Company shall be submitted to arbitration in Raleigh, North Carolina under the auspices of the American Arbitration Association.
          (h) Successors; Binding Agreement

               (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a change in control, the term “Company” shall also mean any affiliate of the Company to which Executive may be transferred and the Company shall cause such successor employer to be considered the “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a change in control the term “Company” shall not mean any affiliate of the Company to which Executive may be transferred unless Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide.
               (ii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive.
          (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive at the address appearing from time to time in the personnel records of the Company and to the Company at the address of its corporate headquarters, directed to the attention of the Board with a copy to the Secretary of the Company, or in either case to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
          (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          (l) Survivability. Notwithstanding anything to the contrary set forth herein, the following provisions of this Agreement shall survive any termination of Executive’s employment hereunder and/or termination of this Agreement: Sections 7 through 21.

     16. Executive’s Release. (a) Except with respect to Executive’s rights hereunder, Executive, Executive’s representatives, successors and assigns release and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, executives, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever (collectively “Executive’s Claims”), whether known or unknown, which Executive had, now has or may have (provided, however, that Executive’s Claims accruing after the Effective Date shall not be released hereby) against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan, including, without limitation, Executive’s Claims relating to or arising out of Executive’s employment with the Company, or for compensation for such employment, including any claims for compensation under the Company’s Deferred Compensation Plan or for severance under any severance plan or practice maintained by the Company. Executive represents that Executive has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, Executives, attorneys, agents and trustees or administrators of any Company plan.
          (b) Executive covenants that neither Executive, nor any of Executive’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are to be released by this Agreement, nor will Executive seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Executive’s future right to enforce appropriately in a court of competent jurisdiction the terms of this Agreement.
          (c) By releasing the claims described in this Section 16, Executive does not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor or claims under the Age Discrimination in Employment Act that arise after the Effective Date of this Agreement.
     17. Review of Release. Executive acknowledges that (a) Executive has been advised to consult with an attorney before executing this Agreement and that Executive has been advised by an attorney or has knowingly waived Executive’s right to do so, (b) Executive has been offered a period of at least twenty-one (21) days to consider the release of claims included in this Agreement, such period commencing on November 6, 2008, the date this Agreement, including Executive’s release herein, was first delivered to Executive, (c) Executive has a period of seven (7) days from the date he executes this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Executive fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, and (e) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, the Executive Retirement Income Security Act of 1974, the Age

Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Executive has granted hereunder. Executive understands and agrees that the Company’s agreement to the terms of this Agreement, payment of money and other benefits to Executive and Executive’s signing of this Agreement, does not in any way indicate that Executive has any viable claims against the Company or that the Company admits any liability whatsoever. Since first receiving this Agreement on November 6, 2008, Executive has had an opportunity to consider it carefully, and has proposed additional terms, most of which have since been incorporated into this revised Agreement. Executive acknowledges and agrees that the changes made as a result of his proposals are not material and do not restart the running of the twenty-one (21) day review period set forth above.
     18. The Company’s Release. (a) Except with respect to the Company’s rights hereunder, the Company, its representatives, successors and assigns releases and forever discharges the Executive and his successors, assigns, executors, attorneys and agents from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever (collectively “Company Claims”), whether known or unknown, which the Company had, now has or may have (provided, however, that Company Claims accruing after the Effective Date shall not be released hereby) against Executive, his successors, assigns, attorneys and agents, including, without limitation, Company Claims relating to or arising out of Executive’s employment with the Company. The Company represents that it has not filed any action, complaint, charge, grievance or arbitration against Executive or any of his successors, assigns, attorneys or agents.
          (b) The Company covenants that neither the Company, nor any of the Company’s representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against Executive or any of his successors, assigns, attorneys or agents any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are to be released by this Agreement, nor will the Company seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect the Company’s future right to enforce appropriately in a court of competent jurisdiction the terms of this Agreement.
     19. Section 409A.
          (a) Savings Clause To the extent any of the payments or benefits required under this Agreement are, or in the opinion of counsel to the Company or Executive, could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code (the “Code”) and all regulations, guidance, or other interpretative authority thereunder (the “Section 409A Requirements”), the Company and Executive hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel, and prepared by counsel to the Company, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the Section 409A Requirements. In amending or reforming this Agreement for Code Section 409A purposes, the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting Executive to additional tax or interest; provided further, however, the Company shall not be obligated to pay any additional material amount to Executive as a result of such amendment.
          (b) Delayed Distribution to Key Employees. If the Company determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Key Employee of the Company on the date his employment with the Company terminates and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement and not otherwise exempt from Section 409A shall be delayed for a period of six (6) months (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If Executive is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31. For clarification purposes and the avoidance of doubt, the parties acknowledge that this Section 19(b) is not applicable to the payments under Section 6 of this Agreement.
          (c) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits following or upon a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. An event will not be considered a termination of Executive’s employment if it is reasonably anticipated that Executive will continue to provide services for the Company or any entity treated as a single employer with the Company for purposes of Section 409A (as an employee, independent contractor, consultant, or otherwise) after the event, unless it is reasonably anticipated that the level of such services after the event will be no more than 20 percent of the average level of Executive’s services performed over the 36-month period preceding the event.
          (d) Separate Payments. Each payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.
     20. Equity Awards. Pursuant to Section 12(b) of the R. H. Donnelley Corporation

2005 Stock Award and Incentive Plan (“2005 Plan”), upon Executive’s request, the Compensation and Benefits Committee shall approve the transfer to Executive’s ex-wife of up to one-half of: (i) Executive’s currently vested Non-qualified Stock Options and SARs, and (ii) Executive’s currently unvested Non-qualified Stock Options and SARs when and if they become vested. The parties agree to execute such administrative documentation as is reasonably required from time-to-time to accomplish such transfers. In addition, the Company acknowledges and agrees that upon the Termination of Executive’s employment, the time during which Executive and his ex-wife may exercise Executive’s then vested Non-qualified Stock Options and SARs will be extended to twelve (12) months from the date of Termination, but not later than the expiration of the term of any such Non-qualified Stock Options and SARs.
     21. Effective Date. This Agreement is effective as of the date the 7-day revocation period under Section 17 expires (“Effective Date”). Until the Effective Date, the Prior Agreement shall remain in full force and effect in accordance with its terms without regard to this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Robert J. Bush

/s/ Robert J. Bush

R.H. DONNELLEY CORPORATION

By:	/s/ Steven M. Blondy

Name: Steven M. Blondy Title: Executive Vice President & Chief Financial Officer

EXHIBIT A
FORM OF GENERAL RELEASE OF CLAIMS BY EXECUTIVE
     THIS GENERAL RELEASE AGREEMENT (the “General Release Agreement”) dated as of this ___day of ____________, made by and between Robert J. Bush (hereinafter referred to as “Executive”), and R.H. Donnelley Corporation (hereinafter, unless the context indicates to the contrary, deemed to include its subsidiaries, partnerships and affiliates and referred to as the “Company”).
     WHEREAS, Executive has been employed by the Company pursuant to the terms and conditions of an Amended and Restated Employment Agreement, dated as of November 10, 2008 (the “Restated Employment Agreement”);
     WHEREAS, Section 8 of the Restated Employment Agreement provides that in order for Executive to receive payment under Section 6(a)(i) thereof and the benefits under Sections 7(c) or (d) thereof, as applicable, he must timely execute, and not revoke, this General Release Agreement at each relevant time; and
     WHEREAS, capitalized terms used herein without definition shall have the meanings given to such terms in the Restated Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and promises provided in the Restated Employment Agreement, including but not limited to the benefits to be provided to Executive thereunder, and in connection with [for the Section 6(a) General Release: the payment to be made to Executive under Section 6(a)(i) of the Restated Employment Agreement][ for the Section 7 General Release: the benefits to be provided to Executive under Section 7(c) or (d), as applicable, of the Restated Employment Agreement], Executive agrees as follows:
     1. Release.
          a. Except with respect to Executive’s rights under the Restated Employment Agreement and under any pension or 401 (k) retirement plans and equity award agreements applicable to Executive as of the date of the Restated Employment Agreement, Executive, Executive’s representatives, successors and assigns release and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, executives, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever (collectively “Executive’s Claims”), whether known or unknown, which Executive had, now has or may have (provided, however, that Executive’s Claims accruing after the Effective Date shall not be released hereby) against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan, including, without limitation, Executive’s Claims relating to or arising out of Executive’s employment with the Company, or for compensation for such employment, including any claims for compensation under the Company’s Deferred Compensation Plan or for severance under any severance plan or practice maintained by the Company. Executive represents that Executive has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, Executives, attorneys, agents and trustees or administrators of any Company plan.
          b. Executive covenants that neither Executive, nor any of Executive’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, executives, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are to be released by this General Release Agreement, nor will Executive seek to challenge the validity of this General Release Agreement, except that this covenant not to sue does not affect Executive’s future right to enforce appropriately in a court of competent jurisdiction the applicable terms of the Restated Employment Agreement.
          c. By releasing the claims described in this Section 1, Executive does not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor or claims under the Age Discrimination in Employment Act that arise after the Effective Date of this General Release Agreement.
     2. Review of Release. Executive acknowledges that (a) Executive has been advised to consult with an attorney before executing this General Release Agreement and that Executive has been advised by an attorney or has knowingly waived Executive’s right to do so, (b) Executive has been offered a period of at least twenty-one (21) days to consider the release of claims included in this General Release Agreement, such period commencing on [insert date], the date this General Release Agreement was delivered to Executive, (c) Executive has a period of seven (7) days from the date he executes this General Release Agreement within which to revoke it and that this General Release Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Executive fully understands the terms and contents of this General Release Agreement and freely, voluntarily, knowingly and without coercion enters into this General Release Agreement, and (e) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, the Executive Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this General Release Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Executive has granted hereunder. Executive understands and agrees that the Company’s acknowledgment of this General Release Agreement, payment of money and other benefits to Executive and Executive’s signing of this General Release Agreement, does not in any way indicate that Executive has any viable claims against the Company or that the Company admits any liability whatsoever. This General Release Agreement shall be executed and returned to the Company by Executive on or before [insert date], but not before [insert date].
     3. Restated Employment Agreement. Executive shall enjoy his rights under and continue to be bound by the terms of the Restated Employment Agreement and nothing herein shall relieve Executive or the Company of any obligations under such Restated Employment Agreement that otherwise apply.
     4. Severability. If for any reason any one or more of the provisions of this General Release Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this General Release Agreement inoperative, unenforceable or invalid. In any such event, such provision shall be read by such court to be as broad and restrictive as possible without being found to be inoperative, unenforceable or invalid.
     5. Governing Law. This General Release Agreement shall be construed in accordance with the laws of the State of North Carolina, without giving effect to the conflict of laws provisions thereof, except to the extent superseded by applicable federal law.
     6. Effective Date. This General Release Agreement shall be effective as of the date the 7-day revocation period under Section 2 expires (“Effective Date”).
     7. Counterparts. This General Release Agreement may be signed in counterparts, each of which shall be deemed an original, with all counterparts taken together representing one and the same General Release Agreement, with the same effect as if all of the signatures were upon the same instrument.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, Executive has hereunder executed this General Release Agreement.

Robert J. Bush

Date:

ACKNOWLEDGED:

R.H. DONNELLEY CORPORATION

Name:

Title: